United States securities and exchange commission logo





                      November 30, 2023

       Huiping Yan
       Chief Financial Officer
       ZTO Express (Cayman) Inc.
       Building One, No. 1685 Huazhi Road
       Qingpu District, Shanghai, 201708
       People   s Republic of China

                                                        Re: ZTO Express
(Cayman) Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 20,
2023
                                                            File No. 001-37922

       Dear Huiping Yan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation